UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 9)*


        Empresas ICA Sociedad Controladora, S.A. de C.V.(1)(the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       American Depositary Shares ("ADSs"), each representing six Ordinary
           Participation Certificates ("CPOs"), each representing one
                    Ordinary Share of Common Stock ("Shares")
   -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   292448107(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 April 15, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------

1    Translation of Issuer's Name: The ICA Corporation Holding Company.

2 CUSIP number is for the ADSs only. No CUSIP number exists for the underlying Shares, as the Shares are not traded in the United States.

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES           7   SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Grupo Financiero Inbursa, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Telefonos de Mexico, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Trust No. F/0008

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        174,135,570 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   174,135,570 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         174,135,570 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.3% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fundacion Telmex, A.C.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        23,375,700 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   23,375,700 Shares (See Items 5(a) and 5(b))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,375,700 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.        Security and Issuer.

               This Amendment No. 9 (the "Ninth Amendment") amends the Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on October 24, 2003 (the "Schedule 13D"), as subsequently amended, by the Reporting Persons (as defined in the Schedule 13D), with respect to the Ordinary Shares of Common Stock ("Shares") of Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Ninth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 3.        Source and Amount of Funds or Other Consideration.

               No Shares were purchased by the Reporting Persons since Amendment No. 8 to the Schedule 13D was filed with the Commission on April 6, 2004.

Item 5.        Interest in Securities of the Issuer.

        (a) The Reporting Persons have the following direct interests in Shares (as described in Amendment No. 2 to the Schedule 13D, filed with the Commission on December 12, 2003, in Item 4, all Shares held by the Reporting Persons are held in the form of CPOs):

                                                     Shares(1)
                                      -------------------------------------
                                           Number           % of Class
                                      -------------------------------------

GFI..............................       83,787,198                4.5%
Trust(2).........................      174,135,570                9.3
Fundacion Telmex(3)..............       23,375,700                1.3

(1)  Based upon 1,865,054,114 Shares outstanding as of January 9, 2004.

(2) The other Reporting Persons disclaim beneficial ownership of Shares beneficially owned by the Trust.

(3) The other Reporting Persons disclaim beneficial ownership of Shares beneficially owned by Fundacion Telmex.

     (c) All transactions in Shares effected by the Reporting Persons since the most recent filing on Schedule 13D are listed in Schedule II hereto.

*    The Powers of Attorney and Joint Filing Agreement filed as exhibits to the
     Schedule 13D are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu                       By: /s/ Eduardo Valdes Acra
                                                    ----------------------------
         -------------------------------------      Eduardo Valdes Acra
                                                    Attorney-in-Fact
         Carlos Slim Domit                          April 19, 2004

         -------------------------------------

         Marco Antonio Slim Domit

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION DE
         BANCA MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION FIDUCIARIA, AS
         TRUSTEE OF TRUST NO. F/0008

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE II

         Since the most recent filing on Schedule 13D, the Reporting Persons set forth below effected the following transactions in Shares on the Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange).

Reporting      Type of                                           Price per Share
  Person     Transaction       Trade Date     Number of Shares   (Mexican Pesos)
   Trust         Sale        April 2, 2004        100,000              4.03
   Trust         Sale        April 2, 2004        100,000              4.03
   Trust         Sale        April 2, 2004         20,000              4.04
   Trust         Sale        April 2, 2004        180,000              4.04
   Trust         Sale        April 2, 2004        200,000              4.00
   Trust         Sale        April 2, 2004        200,000              4.01
   Trust         Sale        April 2, 2004         20,000              4.02
   Trust         Sale        April 2, 2004         10,400              4.00
   Trust         Sale        April 2, 2004         10,000              4.00
   Trust         Sale        April 2, 2004          5,000              4.00
   Trust         Sale        April 2, 2004         25,000              4.00
   Trust         Sale        April 2, 2004         20,500              4.00
   Trust         Sale        April 2, 2004        109,100              4.00
   Trust         Sale        April 2, 2004        130,900              4.00
   Trust         Sale        April 2, 2004         10,000              4.00
   Trust         Sale        April 2, 2004        259,100              4.00
   Trust         Sale        April 2, 2004        200,000              4.00
   Trust         Sale        April 2, 2004        200,000              4.00
   Trust         Sale        April 2, 2004        200,000              4.00
   Trust         Sale        April 2, 2004         72,000              4.02
   Trust         Sale        April 2, 2004         50,000              4.02
   Trust         Sale        April 2, 2004          5,000              4.02
   Trust         Sale        April 2, 2004         73,000              4.02
   Trust         Sale        April 2, 2004         27,000              4.02
   Trust         Sale        April 2, 2004        120,000              4.02
   Trust         Sale        April 2, 2004         53,000              4.02
   Trust         Sale        April 2, 2004         72,000              4.02
   Trust         Sale        April 2, 2004        105,000              4.02
   Trust         Sale        April 2, 2004         25,000              4.02
   Trust         Sale        April 2, 2004        100,000              4.02
   Trust         Sale        April 2, 2004         20,000              4.02
   Trust         Sale        April 2, 2004        248,900              4.01
   Trust         Sale        April 2, 2004         20,000              4.01
   Trust         Sale        April 2, 2004          9,100              4.01
   Trust         Sale        April 2, 2004         75,500              4.00
   Trust         Sale        April 2, 2004        424,500              4.00
   Trust         Sale        April 2, 2004        500,000              4.00
   Trust         Sale        April 12, 2004        69,000              4.17
   Trust         Sale        April 12, 2004       100,000              4.17
   Trust         Sale        April 12, 2004       100,000              4.17
   Trust         Sale        April 12, 2004         2,000              4.17
   Trust         Sale        April 12, 2004        20,000              4.17
   Trust         Sale        April 12, 2004         9,000              4.17
   Trust         Sale        April 12, 2004        25,000              4.16
   Trust         Sale        April 12, 2004        14,400              4.16
   Trust         Sale        April 12, 2004       200,000              4.16
   Trust         Sale        April 12, 2004        60,600              4.16
   Trust         Sale        April 12, 2004        24,400              4.16
   Trust         Sale        April 12, 2004       175,600              4.16
   Trust         Sale        April 12, 2004       189,400              4.16
   Trust         Sale        April 12, 2004        10,600              4.16
   Trust         Sale        April 12, 2004       184,400              4.16
   Trust         Sale        April 12, 2004        15,600              4.16
   Trust         Sale        April 12, 2004       184,400              4.16
   Trust         Sale        April 12, 2004        15,600              4.16
   Trust         Sale        April 12, 2004        84,400              4.16
   Trust         Sale        April 12, 2004       100,000              4.16
   Trust         Sale        April 12, 2004        15,600              4.16
   Trust         Sale        April 12, 2004        74,400              4.16
   Trust         Sale        April 12, 2004       100,000              4.16
   Trust         Sale        April 12, 2004        25,600              4.16
   Trust         Sale        April 12, 2004       164,400              4.16
   Trust         Sale        April 12, 2004        35,600              4.16
   Trust         Sale        April 12, 2004        64,000              4.16
   Trust         Sale        April 12, 2004       500,000              4.16
   Trust         Sale        April 12, 2004        36,000              4.16
   Trust         Sale        April 12, 2004       110,200              4.16
   Trust         Sale        April 12, 2004        48,000              4.16
   Trust         Sale        April 12, 2004        41,800              4.16
   Trust         Sale        April 12, 2004       100,000              4.16
   Trust         Sale        April 12, 2004        66,200              4.15
   Trust         Sale        April 12, 2004        18,500              4.15
   Trust         Sale        April 12, 2004        10,000              4.15
   Trust         Sale        April 12, 2004         5,300              4.15
   Trust         Sale        April 12, 2004       131,700              4.15
   Trust         Sale        April 12, 2004        15,000              4.15
   Trust         Sale        April 12, 2004        30,000              4.15
   Trust         Sale        April 12, 2004           800              4.15
   Trust         Sale        April 12, 2004        25,000              4.15
   Trust         Sale        April 12, 2004        60,000              4.15
   Trust         Sale        April 12, 2004        37,500              4.15
   Trust         Sale        April 12, 2004         4,000              4.15
   Trust         Sale        April 12, 2004        20,000              4.15
   Trust         Sale        April 12, 2004       120,000              4.15
   Trust         Sale        April 12, 2004        56,000              4.15
   Trust         Sale        April 12, 2004       300,000              4.15
   Trust         Sale        April 12, 2004       300,000              4.15
   Trust         Sale        April 12, 2004        15,000              4.15
   Trust         Sale        April 12, 2004         5,000              4.15
   Trust         Sale        April 12, 2004         2,000              4.15
   Trust         Sale        April 12, 2004         2,000              4.15
   Trust         Sale        April 12, 2004        10,000              4.15
   Trust         Sale        April 12, 2004        50,000              4.15
   Trust         Sale        April 12, 2004        25,000              4.15
   Trust         Sale        April 12, 2004        10,000              4.15
   Trust         Sale        April 12, 2004        10,000              4.15
   Trust         Sale        April 12, 2004        71,000              4.14
   Trust         Sale        April 12, 2004       100,000              4.14
   Trust         Sale        April 12, 2004        35,100              4.14
   Trust         Sale        April 12, 2004        64,900              4.14
   Trust         Sale        April 12, 2004       100,000              4.14
   Trust         Sale        April 12, 2004       100,000              4.14
   Trust         Sale        April 12, 2004         4,000              4.14
   Trust         Sale        April 12, 2004        50,000              4.14
   Trust         Sale        April 12, 2004       146,000              4.14
   Trust         Sale        April 12, 2004         4,000              4.14
   Trust         Sale        April 12, 2004       296,000              4.14
   Trust         Sale        April 12, 2004        74,000              4.14
   Trust         Sale        April 12, 2004        10,000              4.14
   Trust         Sale        April 12, 2004        25,000              4.14
   Trust         Sale        April 12, 2004        50,000              4.14
   Trust         Sale        April 12, 2004        41,000              4.14
   Trust         Sale        April 12, 2004        79,000              4.14
   Trust         Sale        April 12, 2004        50,000              4.14
   Trust         Sale        April 12, 2004        10,000              4.14
   Trust         Sale        April 12, 2004        15,000              4.14
   Trust         Sale        April 12, 2004        46,000              4.14
   Trust         Sale        April 12, 2004        58,000              4.14
   Trust         Sale        April 12, 2004       142,000              4.14
   Trust         Sale        April 12, 2004        33,100              4.15
   Trust         Sale        April 12, 2004       140,000              4.15
   Trust         Sale        April 12, 2004        26,900              4.15
   Trust         Sale        April 12, 2004       139,100              4.15
   Trust         Sale        April 12, 2004        60,000              4.15
   Trust         Sale        April 12, 2004           900              4.15
   Trust         Sale        April 12, 2004           800              4.15
   Trust         Sale        April 12, 2004         1,000              4.15
   Trust         Sale        April 12, 2004        39,800              4.15
   Trust         Sale        April 12, 2004       158,400              4.15
   Trust         Sale        April 12, 2004       199,600              4.15
   Trust         Sale        April 12, 2004           400              4.15
   Trust         Sale        April 12, 2004       149,600              4.15
   Trust         Sale        April 12, 2004        50,000              4.15
   Trust         Sale        April 12, 2004           400              4.15
   Trust         Sale        April 12, 2004        25,600              4.15
   Trust         Sale        April 12, 2004        35,000              4.15
   Trust         Sale        April 12, 2004       139,400              4.15
   Trust         Sale        April 12, 2004        57,600              4.15
   Trust         Sale        April 12, 2004       142,400              4.15
   Trust         Sale        April 12, 2004        39,600              4.15
   Trust         Sale        April 12, 2004        15,000              4.15
   Trust         Sale        April 12, 2004         3,000              4.15
   Trust         Sale        April 12, 2004        24,600              4.15
   Trust         Sale        April 12, 2004       117,800              4.15
   Trust         Sale        April 14, 2004        80,500              4.15
   Trust         Sale        April 14, 2004         5,000              4.15
   Trust         Sale        April 14, 2004       600,000              4.15
   Trust         Sale        April 14, 2004       314,500              4.15
   Trust         Sale        April 14, 2004       270,500              4.15
   Trust         Sale        April 14, 2004        29,500              4.15
   Trust         Sale        April 14, 2004        20,500              4.15
   Trust         Sale        April 14, 2004       179,500              4.15
   Trust         Sale        April 14, 2004       500,000              4.15
   Trust         Sale        April 14, 2004       460,800              4.15
   Trust         Sale        April 14, 2004        39,200              4.15
   Trust         Sale        April 14, 2004        63,500              4.11
   Trust         Sale        April 14, 2004       136,500              4.11
   Trust         Sale        April 14, 2004       171,000              4.11
   Trust         Sale        April 14, 2004        29,000              4.11
   Trust         Sale        April 14, 2004       200,000              4.11
   Trust         Sale        April 14, 2004        13,500              4.10
   Trust         Sale        April 14, 2004         5,000              4.10
   Trust         Sale        April 14, 2004       182,900              4.10
   Trust         Sale        April 14, 2004       198,600              4.10
   Trust         Sale        April 15, 2004        12,000              4.13
   Trust         Sale        April 15, 2004       188,000              4.13
   Trust         Sale        April 15, 2004       300,000              4.13
   Trust         Sale        April 15, 2004        98,000              4.11
   Trust         Sale        April 15, 2004       121,000              4.11
   Trust         Sale        April 15, 2004         2,000              4.11
   Trust         Sale        April 15, 2004        79,000              4.11
   Trust         Sale        April 15, 2004       121,000              4.11
   Trust         Sale        April 15, 2004        25,000              4.11
   Trust         Sale        April 15, 2004       230,600              4.10
   Trust         Sale        April 15, 2004        69,400              4.10
   Trust         Sale        April 15, 2004        50,000              4.11
   Trust         Sale        April 15, 2004         2,600              4.10
   Trust         Sale        April 15, 2004         1,400              4.10
   Trust         Sale        April 15, 2004        22,600              4.10
   Trust         Sale        April 15, 2004       177,400              4.10
   Trust         Sale        April 15, 2004        54,300              4.11
   Trust         Sale        April 15, 2004       102,600              4.10
   Trust         Sale        April 15, 2004        70,000              4.10
   Trust         Sale        April 15, 2004        27,400              4.10
   Trust         Sale        April 15, 2004       182,600              4.10
   Trust         Sale        April 15, 2004        17,400              4.10
   Trust         Sale        April 15, 2004       182,600              4.10
   Trust         Sale        April 15, 2004        17,400              4.10
   Trust         Sale        April 15, 2004        52,200              4.10
   Trust         Sale        April 15, 2004        93,500              4.10
   Trust         Sale        April 15, 2004        14,500              4.10
   Trust         Sale        April 15, 2004       150,000              4.10
   Trust         Sale        April 15, 2004        35,500              4.10
   Trust         Sale        April 15, 2004        64,500              4.10
   Trust         Sale        April 15, 2004       135,500              4.10
   Trust         Sale        April 15, 2004        40,000              4.10
   Trust         Sale        April 15, 2004        10,000              4.10
   Trust         Sale        April 15, 2004       150,000              4.10
   Trust         Sale        April 15, 2004        10,000              4.10
   Trust         Sale        April 15, 2004       190,000              4.10
   Trust         Sale        April 15, 2004         4,500              4.10
   Trust         Sale        April 15, 2004        10,000              4.08
   Trust         Sale        April 15, 2004       185,500              4.07
   Trust         Sale        April 15, 2004       169,800              4.07
   Trust         Sale        April 15, 2004        20,000              4.07
   Trust         Sale        April 15, 2004        10,200              4.07
   Trust         Sale        April 15, 2004        79,500              4.08
   Trust         Sale        April 15, 2004       120,500              4.08
   Trust         Sale        April 15, 2004         7,000              4.09
   Trust         Sale        April 15, 2004        91,000              4.09
   Trust         Sale        April 15, 2004        20,000              4.09
   Trust         Sale        April 15, 2004        10,000              4.09
   Trust         Sale        April 15, 2004         5,000              4.09
   Trust         Sale        April 15, 2004        18,000              4.09
   Trust         Sale        April 15, 2004        49,000              4.09
   Trust         Sale        April 15, 2004        15,000              4.09
   Trust         Sale        April 15, 2004        85,000              4.09